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EXHIBIT 99.6

CONSENT OF A PERSON ABOUT TO BECOME A DIRECTOR

    The undersigned hereby consents to becoming a director of TriQuint Semiconductor Inc. The undersigned also consents to the use of his name in the TriQuint Semiconductor Inc. Registration Statement on Form S-4.

Date: May 31, 2001	/s/ STEVEN P. MILLER Steven P. Miller

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CONSENT OF A PERSON ABOUT TO BECOME A DIRECTOR